UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Aytu BioPharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AYTU BIOPHARMA, INC.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 5, 2022

To the Stockholders of Aytu BioPharma, Inc.:

A special meeting of Stockholders of Aytu BioPharma, Inc. will be held virtually on October 5, 2022, at 10:00 a.m., Mountain Time at www.virtualshareholdermeeting.com/AYTU2022SM for the following purposes:

1.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of any whole number up to 1-for-20, as determined in the discretion of our board of directors (the “Board” or the “Board of Directors”), at any time before October 4, 2023 (the “Reverse Stock Split Proposal”); and
2.	Approve the adjournment of the special meeting, if necessary, to continue to solicit votes for the Reverse Stock Split Proposal (the “Adjournment Proposal”).

These matters are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on August 11, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Englewood, Colorado for 10 days prior to the meeting.

You are cordially invited to attend a virtual special meeting of the stockholders on October 5, 2022, at 10:00 a.m., Mountain Time at www.virtualshareholdermeeting.com/AYTU2022SM. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the proxy statement. You may revoke your proxy or change your vote for shares of our common stock you hold directly in your name through our transfer agent, Issuer Direct Corporation, by (i) signing another proxy card with a later date and delivering it to our Corporate Secretary at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112 before the date of the special meeting, (ii) submitting revised votes over the Internet or by telephone before 11:59 p.m., Eastern Time, on October 4, 2022, or (iii) attending the special meeting virtually and voting your shares of our common stock online at our special meeting. If your shares of common stock are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Englewood, Colorado
Dated: August [●], 2022
By Order of the Board of Directors
/s/ Joshua R Disbrow
Joshua R. Disbrow
Chairman and Chief Executive Officer

AYTU BIOPHARMA, INC.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

October 5, 2022

This proxy statement has been prepared by the management of Aytu BioPharma, Inc. “We,” “our” and “the Company” each refers to Aytu BioPharma, Inc.

In accordance with the rules of the United States Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and providing Internet access to our proxy materials, including the notice, this proxy statement, and a proxy card for the meeting, which will save printing costs and benefit the environment. These materials will first be available on the Internet on or about August 25, 2022. We will mail a Notice of Internet Availability on or about August 25, 2022 to our stockholders of record and beneficial owners as of August 11, 2022, the record date for the meeting. This proxy statement and the Notice of Internet Availability contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request.

GENERAL INFORMATION ABOUT SOLICITATION VOTING AND ATTENDING

Who Can Vote

You are entitled to attend the meeting and vote your common stock if you held shares as of the close of business on August 11, 2022. As of August 11, 2022, there were 62,432,727 shares of common stock outstanding and entitled to vote.

Counting Votes

Consistent with state law and our bylaws, the presence, in person or by proxy, of at least one-third (33.3%) of the outstanding shares of our capital stock entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. When a broker, bank, or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting, the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-discretionary” matters with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-discretionary” matters. This situation is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, or ABSTAIN with respect to any matters.

Assuming the presence of a quorum at the meeting:

●	The approval of the Reverse Stock Split Proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock of the Company. Abstentions will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes. Brokers will have discretionary authority to vote on this proposal.
●	The approval of the adjournment requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal.

We strongly encourage you to vote your shares promptly. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

QUESTIONS AND ANSWERS ABOUT THE 2022 SPECIAL MEETING

Q:Who may vote at the meeting?

A:

Our Board of Directors has set August 11, 2022 as the record date for the special meeting of stockholders. If you owned shares of our common stock at the close of business on August 11, 2022, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of August 11, 2022, there were 62,432,727 shares of our common stock outstanding and entitled to vote at the meeting.

Q:What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Issuer Direct Corporation, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the Notice of Internet Availability.

Q:What is the quorum requirement for the meeting?

A:

One-third (33.3%) our outstanding shares of common stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

●	are present and entitled to vote in person at the meeting; or
●	properly submitted a proxy card or voter instruction card in advance of or at the meeting.

If you are present in person or by proxy at the meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this proxy statement identifies the votes needed to approve or ratify the proposed action.

Q:What proposals will be voted on at the meeting?

A:The two proposals to be voted on at the meeting are as follows:

1.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of any whole number between up to 1-for-20, as determined in the discretion of our Board of Directors, at any time before October 4, 2023 (the “Reverse Stock Split Proposal”); and
2.	Approve the adjournment of the special meeting, if necessary, to continue to solicit votes for the Reverse Stock Split Proposal (the “Adjournment Proposal”).

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:How can you attend the special meeting?

A:

We are hosting the special meeting virtually at www.virtualshareholdermeeting.com/AYTU2022SM. Please note that you will not be able to attend the special meeting in person. If you are a stockholder of record, you may vote your shares virtually at the special meeting. Stockholders may only participate online and must pre-register. In order to attend the virtual-only meeting, you will need to pre-register by 8:00 AM, Mountain Time on October 5, 2022. To pre-register for the special meeting, please follow these instructions:

●	If your shares are registered in your name with our transfer agent and you wish to attend the special meeting, please go to www.virtualshareholdermeeting.com/AYTU2022SM, enter the control number you received on your proxy card to access the voting page, then click on the “Click here to pre-register for the online meeting” link at the top of the page.
●	If you do not have your proxy card, you may pre-register to attend the special meeting by emailing your proof of ownership of shares of our capital stock as of August 11, 2022 to us. After pre-registering, and upon verification of your ownership, you will receive a confirmation email prior to the special meeting with instructions for attending the special meeting online.
●	If your shares are not registered in your name with our transfer agent, but you are a beneficial owner and your shares are held by a broker, bank, financial institution or other nominee of record in “street name” as of August 11, 2022, you may pre-register to attend the special meeting by emailing us and attaching evidence that you beneficially owned shares of our capital stock as of August 11, 2022, which evidence may consist of a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee of record, an account statement, or a letter or legal proxy from such custodian. After pre-registering, and upon verification of your ownership, you will receive a confirmation email prior to the special meeting with instructions for attending the special meeting online.
●	If you hold your capital stock in “street name,” you must obtain the appropriate documents from your broker, bank, or other nominee holder of record, giving you the right to vote the shares at the special meeting. For beneficial owners of shares of our capital stock held in “street name,” in addition to providing identification as outlined for record holders above, you will need a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in street name virtually at the special meeting. Please note that even if you plan to attend the special meeting, we recommend that you vote using the enclosed proxy card in advance, to ensure that your shares will be represented.

Q:Why is the special meeting a virtual meeting?

A:	We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.
Q:	What if during the check-in time or during the special meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:

If you encounter any difficulties accessing the virtual meeting during the pre-registration, check-in or meeting time, please call the technical support number that will be posted on our virtual stockholder meeting log in page.

Q:	How do I vote my shares at the special meeting?
A:	Via the Internet or by Telephone

If you hold shares of our common stock directly in your name as a stockholder of record, you may vote via the Internet or by telephone by following the instructions on the enclosed proxy card. In order to vote your shares via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone, 24 hours a day, seven days a week, and must be received by 11:59 p.m., Eastern Time, on October 4, 2022.

If you hold shares of our common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you may submit voting instructions via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold shares of our common stock directly in your name as a stockholder of record, in order to vote by mail, you may submit a proxy card. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided. Broadridge must receive your proxy card by mail by 11:59 p.m., Eastern Time, on October 4, 2022.

If you hold shares of our common stock in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

At the Special Meeting

If you hold shares of our common stock directly in your name as a stockholder of record, you may vote your shares electronically during the virtual special meeting. Please note that you will not be able to attend the special meeting in person. If you are a stockholder of record, you may vote your shares virtually at the special meeting. Stockholders may only participate online and must pre-register. In order to attend the virtual-only meeting, you will need to pre-register by 10:00 AM, Eastern Time on October 5, 2022. Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the special meeting.

If you hold shares of our common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you must obtain a written legal proxy from that institution and present it to the Inspector of Elections with your ballot to be able to vote at the special meeting online. To request a legal proxy, please contact your broker, bank or other nominee holder of record.

Please carefully consider the information contained in this proxy statement. Whether or not you plan to attend the special meeting online, we encourage you to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting virtually.

If you attend the special meeting and vote online, any votes that you previously submitted - whether via the Internet, by telephone or by mail - will be revoked and superseded by the vote that you cast at the special meeting. Your attendance at the special meeting alone will not revoke any proxy previously given.

Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner specified by you, except as otherwise set forth in this proxy statement.

Q:Can I revoke my proxy or change my voting instructions for my common stock?

A:	Yes. You may revoke your proxy or change your vote at any time before the closing of the polls at the special meeting.

If you are a stockholder of record at the record date for our special meeting (the close of business on August 11, 2022), you can revoke your proxy or change your vote by:

●	filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112 either before or at our special meeting;
●	duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112 either before or at our special meeting and before the taking of the vote;
●	attending our special meeting virtually and voting online (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or
●	if you voted by telephone or via the Internet, voting again by the same means prior to 11:59 p.m. Eastern Time on October 4, 2022 (your latest telephone or internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your broker, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote at our special meeting online.

Q:What happens if I sell my shares of common stock after the record date but before the special meeting?

A:

The record date for the special meeting (the close of business on August 11, 2022) is earlier than the date of the special meeting. If you sell or otherwise transfer your shares of our stock after the record date but before the date of the special meeting, you will, unless the transferee obtains a proxy from you, retain your right to vote at the special meeting.

Q:How can I access the proxy materials over the Internet?

A:	Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:
●	view our proxy materials online at https://materials.proxyvote.com; and
●	instruct us to send future proxy materials to you electronically by e-mail.

Q:Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the special meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the special meeting.

PROPOSAL NO. 1

APPROVAL OF A REVERSE STOCK SPLIT

OF THE COMPANY’S COMMON STOCK

General

We are seeking stockholder approval for an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), authorizing a Reverse Stock Split of the issued and outstanding shares of our common stock, at a ratio within a range of two-to-one and not more than twenty-to-one, such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of our Board of Directors. The form of the proposed Certificate, is attached to this proxy statement as Appendix A.

On August 11, 2022, our Board of Directors approved the proposed Reverse Stock Split proposal, and the Certificate that would be required in order to effect the Reverse Stock Split, subject to stockholder approval, and directed that the Certificate be submitted to a vote of the Company’s stockholders at the Special Meeting.

If approved by our stockholders, and if implemented by our Board of Directors, the Reverse Stock Split will become effective at the time specified in the Certificate, as filed with the Secretary of State of the State of Delaware. The exact ratio of the Reverse Stock Split, within the two-to-one to twenty-to-one range, would be determined by the Board of Directors and publicly announced by the Company prior to filing the Certificate. In determining the appropriate ratio for the Reverse Stock Split, our Board of Directors will consider, among other things, factors such as:

●	the minimum price per share requirements of The Nasdaq Capital Market;
●	the historical trading price and trading volume of our common stock;
●	the number of shares of our common stock outstanding and anticipated equity financing transactions in the next twelve to eighteen months;
●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
●	business developments affecting us; and
●	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

Our Board of Directors authorized the Reverse Stock Split Proposal of our common stock with the primary intent of increasing the per share price of our common stock in order to meet the price criteria for continued listing on The Nasdaq Capital Market. Our common stock is publicly traded and listed on The Nasdaq Capital Market under the symbol “AYTU.” Our Board of Directors believes that, in addition to increasing the price of our common stock, the Reverse Stock Split would make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in Aytu’s and our stockholders’ best interests.

On May 24, 2022, we received a notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC, or Nasdaq, notifying us that, based upon the closing bid price of our common stock, for the 30 consecutive business days prior to the notice, the Company no longer met the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq’s Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until November 21, 2022, to regain compliance with the rule. If we are not in compliance with the minimum bid price requirement by November 21, 2022, we would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, in order to be granted an additional 180-day grace period. While there can be no assurances that we will meet such requirements, if we do, we may be able to apply for such additional 180-day grace period. However, such additional 180-day grace period may not allow the Company to comply with the minimum closing bid price requirement, so we may receive a delisting notice from Nasdaq if the Reverse Stock Split Proposal is not approved. We believe effectuation of the Reverse Stock Split Proposal will help us avoid delisting from The Nasdaq Capital Market.

Our Board of Directors believes that the delisting of our common stock from The Nasdaq Capital Market would result in decreased liquidity and increased volatility in our common stock, and a diminution of institutional investor interest in our Company. Our Board also believes that a delisting could cause a loss of confidence of potential industry partners, lenders and employees, which could further harm our business and our future prospects.

Our Board of Directors believes that an increased stock price could encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of our common stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. Our Board of Directors believes that the higher share price resulting from the Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.

Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, the Reverse Stock Split may not result in a permanent increase in the market price of our common stock, which is dependent on many factors, including general economic, market and industry conditions and other factors detailed from time to time in the reports we file with the SEC.

Certain Risks Associated with the Reverse Stock Split

Unexpected factors, such as our ability to successfully accomplish our business goals, market conditions and the market perception of our business may adversely affect the market price of our common stock. There can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.

There can be no assurance that the market price per new share of our common stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on August 11, 2022 of $0.29 per share, if the Board of Directors were to implement the Reverse Stock Split and utilize a ratio of two-to-one or twenty-to-one, we cannot assure you that the post-split market price of our common stock would remain greater than $1.00. We are aware that in many cases, the market price of a company’s shares declines after a reverse stock split is implemented.

Accordingly, the total market capitalization of our common stock after the Reverse Stock Split, when and if implemented, may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

Further, the liquidity of our capital stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that will be outstanding after the Reverse Stock Split, particularly if the stock price does not remain increased as a result of the Reverse Stock Split. In addition, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we effect the Reverse Stock Split, the resulting per-share stock price may not attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board of Directors proposes the Reverse Stock Split to bring the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on The Nasdaq Capital Market, there is no guarantee that the price of our common stock will not decrease in the future, or that for any other reason our common stock will not remain in compliance with The Nasdaq Capital Market listing standards. There can be no guarantee that the closing bid price of our common stock will remain at or above $1.00 for ten consecutive trading days, which would be required to cure our current listing standard deficiency.

Potential Effects of the Proposed Reverse Stock Split

If this proposal is approved and the Reverse Stock Split is effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of common stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our common stock outstanding and to increase the per-share trading price of our common stock.

However, we cannot predict the effect of any reverse stock split upon the market price of our common stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse stock split declines, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment). We cannot assure you that the trading price of our common stock after the Reverse Stock Split will rise in inverse proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to twenty-to-one, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the Reverse Stock Split, if effected, will depend on the actual ratio that is determined by our Board of Directors in accordance with the Certificate to the Company’s Charter.

Shares outstanding as of August 11, 2022	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split
62,432,727	2 for 1	31,216,364
62,432,727	5 for 1	12,486,545
62,432,727	10 for 1	6,243,273
62,432,727	15 for 1	4,162,182
62,432,727	20 for 1	3,121,636

The resulting decrease in the number of shares of our common stock outstanding could potentially adversely affect the liquidity of our common stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders. If we implement the Reverse Stock Split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the Reverse Stock Split, as described in further detail below. The Reverse Stock Split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Restricted Stock Units, Stock Options, Warrants. In addition, we would adjust all outstanding shares of any restricted stock units, stock options and warrants entitling the holders to purchase shares of our common stock as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each security, and would increase the exercise price, if applicable, in accordance with the terms of each security based on Reverse Stock Split ratio (i.e., the number of shares issuable under such securities would decrease by the ratio, and the exercise price per share would be multiplied by ratio). The Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of our common stock, or options or warrants exercisable for our common stock. Moreover, the Compensation Committee of the Board has the authority to make an appropriate or proportionate adjustment, if any, in the maximum number of shares reserved for issuance under the Company’s equity incentive plan in conjunction with or following the Reverse Stock Split.

Other Effects on Issued and Outstanding Shares. If we implement the Reverse Stock Split, the rights pertaining to the issued and outstanding shares of our common stock would be unchanged after the Reverse Stock Split. Each share of our common stock issued following the Reverse Stock Split would be fully paid and non-assessable.

Reservation of Right to Abandon the Proposed Amendment to our Certificate

Our Board of Directors reserves the right not to file the Certificate without further action by our stockholders at any time before the effectiveness of the filing of the Certificate with the Secretary of State of the State of Delaware, even if the authority to effect the Certificate is approved by our stockholders at the Special Meeting. By voting in favor of the Certificate, you are expressly also authorizing our Board of Directors to delay, not proceed with, and abandon, the proposed Certificate if it should so decide, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve this proposal and our Board of Directors does not otherwise abandon the Certificate contemplating the Reverse Stock Split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Certificate, in the form attached to this proxy statement as Appendix A. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split.

Upon the Reverse Stock Split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following the Reverse Stock Split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

The Company’s transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Appraisal Rights

No appraisal rights are available under the General Corporation Law of the State of Delaware or under our Certificate, or our Amended and Restated Bylaws, as amended, with respect to the Reverse Stock Split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.0001 per share after the Reverse Stock Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the Reverse Stock Split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the Reverse Stock Split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of common stock in the Reverse Stock Split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the common stock received by a holder as a result of the Reverse Stock Split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing common stock exchanged for such stock. A holder’s holding period for the common stock received in the Reverse Stock Split will include the holding period of the common stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of common stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Required Vote

The affirmative vote of holders of at least a majority of the outstanding shares common stock as of August 11, 2022, the record date for the Special Meeting, is required for approval of this proposal. Therefore, abstentions will have the same effect as votes against this proposal.

Recommendation

The Board unanimously recommends that stockholders vote “FOR” the reverse stock split.

PROPOSAL NO. 2

ADJOURNMENT PROPOSAL

Overview

In order to ensure that approval of the Reverse Stock Split Proposal is obtained, the Board of Directors wishes to seek approval of a proposal to adjourn the Special Meeting, if necessary, to solicit more votes in favor of the Reverse Stock Split Proposal.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting. Abstentions are not treated as votes cast, and therefore will have no effect on this proposal.

Recommendation

The Board recommends that stockholders vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 11, 2022 for:

●	each beneficial owner of more than 5% of our outstanding common stock;
●	each of our director and named executive officers; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include common stock that can be acquired within 60 days of August 11, 2022. The percentage ownership information shown in the table is based upon 62,432,727 shares of common stock outstanding as of August 11, 2022.

Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are immediately exercisable or exercisable within 60 days August 11, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The information in the tables below are based on information known to us or ascertained by us from public filings made by the stockholders. Except as otherwise indicated in the table below, addresses of the director, executive officers and named beneficial owners are in care of Aytu BioPharma, Inc., 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112.

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
	Owned	Owned
Non-employee Directors
Cantrell, Gary(1)	206,093	*
Dockery, Carl(2)	208,077	*
Donofrio, John(3)	208,076	*
Liu, Vivian(4)	6,500
Macaluso, Michael(5)	212,091	*
Named Executive Officers
Disbrow, Joshua(6)	905,415	1.45%
Oki, Mark (7)	100,000	*
	1,845,251	2.96%

All directors and Named Executive Officers as a group, including those named above (six persons)

*	Represents beneficial ownership of less than 1%.
(1)	Consists of (i) 79,264 shares of common stock, (ii) 124,825 unvested restricted shares, and (iii) 2,004 shares of common stock issuable upon the exercise of vested options.

(2)	Consists of (i) 79,247 shares of common stock, (ii) 124,825 unvested restricted shares, and (iii) 4,005 shares of common stock issuable upon the exercise of vested options.
(3)	Consists of (i) 78,246 shares of common stock (ii) 124,825 unvested restricted shares, (iii) 1,001 shares of common stock issuable upon the exercise of vested options, and (iv) 1,001 shares of common stock held by Alpha Venture Capital Partners, L.P Mr. Dockery is the President of the general partner of Alpha Venture Capital Partners, L.P. and therefore may be deemed to beneficially own the shares beneficially owned by Alpha Venture Capital Partners, L.P.
(4)	Consists of 6,500 unvested restricted shares.
(5)	Consists of (i) 78,254 shares of common stock, (ii) 129,825 unvested restricted shares, and (iii) 4,012 shares of common stock issuable upon the exercise of vested options.
(6)	Consists of (i) 362,968 shares of common stock, (ii) 534,538 unvested restricted shares, (iii) 5,653 shares of common stock issuable upon the exercise of vested options, and (iv) 2,256 shares of common stock issuable upon the exercise of warrants. Does not include 116 shares of common stock held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a 8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.
(7)	Consists of 100,000 unvested restricted shares.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding Company business to the Board in care of our Corporate Secretary at our principal executive offices located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112. The Secretary will forward all such communications to the addressee.

COSTS OF PROXY SOLICITATION

Our directors, officers and employees may solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. In addition, we have also engaged Morrow Sodali LLC to assist in the solicitation of proxies from shareholders at a fee of $10,000 plus reimbursement of reasonable and customary out-of-pocket expenses. We will bear all costs of the proxy solicitation.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single copy of the Notice of Internet Availability or proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability or proxy materials to one or more stockholders at a shared address to which a single copy of proxy materials was delivered. Stockholders may request a separate copy of the Notice of Internet Availability or proxy materials by contacting us either by calling (720) 437-6580 or by mailing a request to 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112. Stockholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

NOTICE AND ACCESS

Important Notice Regarding the Availability of Proxy Materials for the Special Stockholder Meeting held on October 5, 2022:

The notice of special meeting, this proxy statement and the special report are available at https://materials.proxyvote.com 054754874

We are furnishing the proxy materials to a number of our stockholders under the SEC’s notice and access rules. Stockholders may also receive printed copies of each of these documents without charge by contacting by mail at Aytu Corporate Secretary, 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112. Please include your contact information with the request.

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AYTU BIOPHARMA, INC.

Aytu BioPharma, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Aytu BioPharma, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 3, 2015 under the name Aytu BioPharma, Inc.

SECOND: That Article IV, Section 1 of the Certificate of Incorporation of this corporation is amended by adding the following paragraph:

“Effective as of 9:00 a.m. Eastern Time on December 8, 2020 (the “Effective Time”), a one-for- __ reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each __ shares of common stock, par value $0.0001 per share, issued and outstanding or held as treasury shares at the Effective Time (hereinafter called “Old Common Stock”), shall be reclassified and combined into one share of common stock, par value $0.0001 per share (hereinafter called “Common Stock”), automatically and without any action by the holder thereof, subject to the treatment of fractional shares, and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination, rather stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the reclassification and combination shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock in lieu of such fractional share interests. As soon as practicable following the Effective Time, the Corporation will notify its stockholders of record as of the Effective Time to transmit outstanding share certificates to the Corporation’s exchange agent and registrar (“Exchange Agent”) and the Corporation will cause the Exchange Agent to issue new certificates or book entries representing one share of common stock for every ten shares transmitted and held of record as of the Effective Time. The Corporation’s authorized shares of Common Stock, each having a par value of $0.0001 per share, shall not be changed.”

THIRD: That said Certificate of Amendment, which amends the provisions of the corporation’s Certificate of Incorporation, has been duly adopted by the Board of Directors and stockholders of the corporation in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this __ day of __.

Joshua R. Disbrow, Chief Executive Officer